THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNEC-TION WITH, THE SALE OR DISTRIBUTION THEREOF.  NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

CONVERTIBLE PROMISSORY NOTE

$1,200,000.00
June__, 2011
Austin, Texas

For value received, Green Tide Water Disposal, Ltd (“Green Tide”, the “Company”), promises to pay to the order of Quarry Bay Capital, LLC (“Quarry”) and its assigns (Quarry or its assigns being referred to herein as the “Holder”), the principal sum of up to One Million and Two Hundred Thousand Dollars ($1,200,000).  Interest shall accrue from the date of this Note on the unpaid principal amount at a rate equal to twenty percent (20%) per annum, principal and interest to be paid monthly in amounts equal to 80% of the Net Cash Flow generated by the Salt Water Disposal Well (“Facility”) located on the property set out in Exhibit A.  This Note is subject to the following terms and conditions.  All funds loaned through this Note shall be applied solely for the purpose of bringing the Facility back into commercial operations with the following two exceptions (a) Servicing the existing liabilities on the facility and (b) funds required for advanced marketing of the services of the Facility.

2.  Conversion.

(a) Investment by the Holder

The outstanding principal amount of and any accrued interest on this Note may be converted, at the Holder’s option, from time to time, subject to the provisions in this section, into limited partnership interests in Green Tide Water Disposal, Ltd., the “Company.”   If the Holder elects to convert under this section, the Holder shall receive a number of shares set out in the terms below.

(b)  Mechanics and Effect of Conversion

1.
At such time after Quarry has loaned an amount of $700,000 or greater and before the Facility opens for business, Quarry may elect to convert the outstanding (principal and interest on this amount) into 30% limited partnership interest in the Company. For each additional $25,000 loaned in excess of $700,000 loaned by Quarry to the Company, Quarry will earn the right to convert the outstanding principal and interest on each $25,000 amount loaned into an additional 1% interest of the Company. This option to convert remains in effect until such time as the facility is open for the business of the disposal of oil field salt water.  The Company will provide written notice 10 days prior to opening for business.  No fractional shares will be issued, therefore the number of shares due will be rounded to the nearest whole percentage point.

2.
At any time up to the point of Quarry converting the Note into a partnership interest in Green Tide, Green Tide may serve a notice that it wishes to cancel the arrangement set out above by repaying all funds loaned including associated interest to that date, with no prepayment penalty. Quarry will have a period of 10 days from receipt of the notice to serve a notice to the Company that it wishes to convert the loan into a partnership interest in the Company in the same amounts as that described in the paragraph 2(b)(1) above otherwise the Company can return all outstanding funds and terminate the loan.

3.
In the event that Quarry converts into a partnership interest, the Company will make payments equal to 80% of the Net Cash Flow, as that term is defined in the Limited Partnership Agreement attached hereto as Exhibit “B”, to Quarry with the remaining 20% to the Company until such time that the cumulative distribution equals the principal amount loaned under the terms of this Note.

4.	In the event that Quarry converts into a partnership interest, it will do so as a limited partner under the terms of the Limited Partnership Agreement of the Company set out in Exhibit B.

5.
In the event of the consummation of any recapitalization or fundamental transaction such as a merger, combination or consolidation where the Company is not the surviving entity (any such recapitalization or transaction being referred to together as a “Fundamental Transaction”), it is agreed that Holder may convert the entirety of the principal amount and interest due under this Note immediately prior to the time of closing of such Fundamental Transaction, notwithstanding the provisions of Section 2.b.1 of this Note (including, without limitation, the requirement to deliver 15 days written notice), and that such conversion may be made contingent upon the closing of such Fundamental Transaction. The Company has the obligation, time being of the essence, to give to Holder notice and comprehensive details of any Fundamental Transaction not less than 30 days prior to the closing of such transaction.

6.
The notice of conversion specified in Section 2. above will be accompanied by this executed original of this Note and will be delivered to the principal offices of the Company, stating the request for conversion, the amount of principal of this Note being converted, and a calculation of the amount of shares that Holder is entitled to receive together with instructions as to where the shares to be issued are to be delivered, with the name, address and US tax number, if any, of the registered owner. Holder will provide any other reasonably requested information required by the transfer agent for the issuance of the shares.  The Company has five days from the date of the notice of conversion in which to verify or challenge the number of shares to be issued on conversion, and if it does not give notice of a disagreement with the calculation by Holder, then it shall issue one or more certificates representing the ownership interest in the Company to be issued on conversion within fifteen days of the date of the notice of conversion.  In the event that The Company disagrees with the ownership interest requested on conversion by Holder, then the Company and Holder will work diligently and in good faith to determine the interest to be issued and the Company will change the ownership interest promptly once determined. If the conversion is in connection with a Fundamental Transaction, then such Fundamental Transaction will not close until after the ownership interest has been determined.

(c)   Representations

1.
Quarry has all requisite power, authority, and capacity to enter into this Note and to perform the transactions and obligations to be performed by it hereunder.  The execution and delivery of this Note, and the performance by Quarry  of the transactions and obligations contemplated hereby have been duly authorized by all requisite corporate or individual, as the case may be, action of Quarry .  This Note has been duly executed and delivered by Quarry  and constitutes a valid and legally binding agreement of Quarry , enforceable in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws, both state and federal, affecting the enforcement of creditors’ rights or remedies in general from time to time in effect and the exercise by courts of equity powers or their application of principles of public policy.

2.
Quarry is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the 1933 Act.  Quarry has (i) such knowledge and experience in financial and business matters that it is capable of independently evaluating the risks and merits of holding this Note and the underlying shares; (ii) independently evaluated the risks and merits of holding this Note and the underlying shares and has independently determined that these securities are a suitable investment for it; and (iii) sufficient financial resources to bear the loss of its entire investment in these securities. Quarry has had an opportunity to review the records of the Company, and has had the opportunity to investigate and perform due diligence on the Company to its satisfaction.

3.
Company represents as follows. Company has all requisite power, authority, and capacity to enter into this Note and to perform the transactions and obligations to be performed by it hereunder.  The execution and delivery of this Note, and the performance by the Company of the transactions and obligations contemplated hereby have been duly authorized by all requisite corporate action.  This Note has been duly executed and delivered by the Company and constitutes a valid and legally binding agreement of the Company, enforceable in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws, both state and federal, affecting the enforcement of creditors’ rights or remedies in general from time to time in effect and the exercise by courts of equity powers or their application of principles of public policy.

3. Payment and Prepayment.

All payments shall be made in lawful money of the United States of America at such place as the Holder hereof may from time to time designate in writing to the Company.  Payment shall be credited first to the accrued interest then due and payable and the remainder applied to principal.

Prior to the Facility opening for business the Company may prepay the principal, together with any accrued interest due thereon under the terms of Section 2 above.  At any time after Quarry’s option to convert the note has passed i.e. the Facility is opened for business, the Company may prepay the balance of the note with all accrued interest due thereon without any prepayment penalty.

Notwithstanding any other provision of this note the Company may prepay the principal, together with any accrued interest due thereon without any prepayment penalty for a period of sixty (60) days from the date of execution of this note. In the event Quarry has converted the note within sixty (60) days from the execution of this note, then Company may re-acquire the interests converted to Quarry by paying the principal that was converted, together with any accrued interest due there on or that would have accrued thereon had the conversion not taken place, without any prepayment penalty during the aforementioned  sixty (60) day period.

4. Interest.

Interest on the debt evidenced by this Note shall not exceed the maximum amount of non-usurious interest that may be contracted for, taken, reserved, charged, or received under law; any interest in excess of that maximum amount shall be credited on the principal of the debt or, if that has been paid, refunded. On any acceleration or required or permitted prepayment, any such excess shall be canceled automatically as of the acceleration or prepayment or, if already paid, credited on the principal of the debt or, if the principal of the debt has been paid, refunded.  This provision overrides other provisions in this and all other instruments concerning the debt.

5.  Transfer; Successors and Assign.

The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.  Notwithstanding the foregoing, the Company may not assign, pledge, or otherwise transfer this Note without the prior written consent of Holder.  This Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in a form reasonably satisfactory to the Company.  Thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name of, the transferee.  Interest and principal are payable only to the registered holder of this Note.

6. Governing Law.

This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Texas, without giving effect to principles of conflicts of law.

7.  Notices.

Any notice required or permitted by this Note shall be in writing to the address listed below and shall be deemed sufficient upon delivery, when delivered personally or by a nationally-recognized delivery service (such as Federal Express or UPS), or three (3) business days after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, addressed to the party to be notified at such party’s address as set forth below or as subsequently modified by written notice and a second copy sent via e-mail to the e-mail address listed below.

Holder:                                                                                                              Company:

Quarry Land & Exploration, Inc. Suite 600, 1201 Orange Street Wilmington DE, 19899-0511 ______________________	Green Tide Water Disposal, Ltd., P.O. Box 4675 Lago Vista, TX 78645 (512) 422-2493 rdurbin@imperialoilandgas.com

8.  Amendments and Waivers

Any term of this Note may be amended only with the written consent of the Company and the Holder.  Any amendment or waiver effected in accordance with this Section 7 shall be binding upon the Company, the Holder and each transferee of this Note.

9. Action to Collect on Note.

If any action (including, but not limited to, the hiring of a debt collector and the use of self-help remedies by Holder) is instituted to collect on this Note, the Company promises to pay all costs and expenses, including, but not limited to, reasonable attorney’s fees and court costs, incurred in connection with such action.  These costs and expenses will become part of the debt evidenced by the note, will bear interest as provided in this Note.

COMPANY:

Green Tide Water Disposal, Ltd.,

By: Big Dig Operating, Inc. General Partner,
Robert R. Durbin, CEO of Big Dig Operating, Inc.

AGREED TO AND ACCEPTED:

Quarry Bay Capital, LLC

By:

Exhibit “A”

Being 41.74 acres of land out of Blocks 92 and 103, Van Zandt County School Land Survey, Abstract No. 1182, Wise County, Texas, being the same land described in Correction Deed recorded in Volume 807, Page 27, Official Records, Wise County, Texas and described by metes and bounds as follows:

BEGINNING at an iron rod found at a fence corner post at the Northeast corner of a tract of land described in deed to Pat L. Sanders dated September 11, 1987, and recorded in Volume 248, Page 151, R.R.W.C.T and the occupied Southeast corner of this tract;

THENCE N 88 degrees 43' 40" W with a fence line along the North line of said Sanders tract, a distance 630.69 feet to a found iron rod at the Northwest corner of said Sanders tract, also being in the East line of a tract of land conveyed to Larry Thomas Whittenburg and wife, Sharon F. Whittenburg by deed dated December 17, 1969, and recorded in Volume 299, Page 63, D.R.W.C.T.;

THENCE N 01 degrees 12' 27" E a distance of 153.44 feet along the East line of said Whittenburg tract to a fence corner for the Northeast corner of Whittenburg tract;

THENCE S 89 degrees 53' 43" W a distance of 337.99 feet along the North line of said Whittenburg tract to a fence corner for the Northwest corner of Whittenburg tract;

THENCE S 01 degrees 09' 10" W a distance of 430.26 feet to a found iron rod in the North right of way line of State Highway No. 114, said rod being the Southwest corner of said Whittenburg tract;

THENCE N 65 degrees 19' 43" W a distance of 188.79 feet with the said North right-of-way line of State Highway No. 114 to a found iron rod at the Southeast corner of a tract of land conveyed to Robert Wade Ratliff and wife Linda Ratliff by deed dated September 18, 1990 and recorded in Volume 379, Page 735, R.R.W.C.T.;

THENCE N 02 degrees 46' 46" E a distance of 918.54 feet along the East line of said Robert and Linda Ratliff tract to a fence corner in the South line of a tract of land conveyed to Robert Ratliff by deed recorded in Volume 379, Page 733, Real Records, Wise County, Texas;

THENCE N 87 degrees 16' 18" E a distance of 264.00 feet along the South line of said Robert Ratliff tract to a fence corner for the Southeast corner of Ratcliff tract;

THENCE N 00 degrees 47' 00" E a distance of 1236.24 feet along the East line of said Robert Ratliff tract to a fence corner in the South line of a tract of land conveyed to Leonard Ratliff by deed recorded in Volume 408, Page 303, Deed Records, Wise County, Texas;

THENCE N 89 degrees 02' 00" E a distance of 798.98 feet along the South line of said Leonard Ratliff tract to a found nail in a tree at the Southeast corner of said Leonard Ratliff tract for the Northeast corner of this tract;

THENCE along an existing fence line as follows:

S 00 degrees 34' 09" E a distance of 284.67 feet to a set iron rod;
S 00 degrees 48' 34" E at 223.59 feet pass a set iron rod and continuing on same course for a total distance of 233.91 feet to an angle point;
S 00 degrees 26' 37" E a distance of 630.81 feet to a found iron rod;
S 00 degrees 57' 04" E a distance of 556.10 feet to a set iron rod;
S 00 degrees 15' 53" E a distance of 299.68 feet to the PLACE OF BEGINNING and containing 41.74 acres of land.